Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 13, 2020, relating to the consolidated financial statements of Level One Bancorp, Inc. ("the Company"), which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related prospectus.

Plante & Moran, PLLC
Auburn Hills, Michigan
July 2, 2020